Exhibit 3.1

DEED OF COVENANT

DEED OF COVENANT dated as of 15 March, 2011 (this “Deed”), by and among Top Group International Limited, a company incorporated in the British Virgin Islands (“Top Group”); Wong Wai Kay, Ricky (“Mr. Wong”); and Cheung Chi Kin, Paul (“Mr. Cheung”) (each a “Stockholder,” and collectively the “Stockholders”).

RECITALS

WHEREAS, each Stockholder has voting power with respect to the number of ordinary shares, par value HK$0.10 per share (the “Voting Stock”), of City Telecom (H.K.) Limited, a company incorporated in Hong Kong (the “Company”), set forth opposite each Stockholder’s name on Annex 1 hereto, representing 50.65% of the voting power of the Company (including current holds or subsequently acquires); and

WHEREAS, Mr. Wong and Mr. Cheung are the Executive Director and Chairman and the Executive Director and Vice Chairman of the Company, respectively, and have equity interest of 42.12% and 27.06% in Top Group, respectively;

WHEREAS, the Shareholders of Top Group has approved the execution of this Deed; and

WHEREAS, Mr. Wong, Mr. Cheung and Top Group have agreed to vote all of the shares held by them collectively as a group; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1

Voting the Shares of Voting Stock as A Group

(a) Each Stockholder hereby agrees, severally and jointly, that during the period commencing on the date hereof and continuing until this provision terminates upon the execution and delivery of a written agreement executed by each of the parties hereto, at any meeting of the holders of shares of Voting Stock (including, without limitation, the Stockholders’ annual or special meeting, the “Stockholders’ Meeting”), however called, or in connection with any written consent of the holders of shares of Voting Stock, such Stockholder will vote (or cause to be voted) all of the shares of Voting Stock with respect to which it has “voting power,” as such term is used in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (“Voting Control”), whether now owned or hereafter acquired, in the same manner for the election of directors of the Company and any actions required in furtherance thereof.

(b) No Stockholder shall enter into any agreement or understanding with any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a “Person”) the effect of which would be inconsistent with or violative of the provisions of this Agreement.

(c) In the event of a stock dividend or distribution, or any change in the Voting Stock by reason of any stock dividend, stock split, recapitalization, reclassification, combination, exchange of shares, merger or the like, the term “shares” as used in this Deed shall be deemed to refer to and include the shares of Voting Stock as well as all such stock dividends and distributions and any shares or other securities into which or for which any or all of the shares may be converted, changed or exchanged.

Section 2

Representations and Warranties

Each of the Stockholders hereby represents and warrants as follows:

(a) Ownership of Shares. Such Stockholder has Voting Control with respect to all of the shares of Voting Stock listed opposite its name on the signature pages attached hereto. Such Stockholder has the power to cause such shares of Voting Stock to be voted as provided in Section 1 hereof and the power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Voting Stock listed opposite its name on the signature pages attached hereto with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws).

(b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Deed has been duly and validly authorized, executed and delivered by it and constitutes a valid and binding agreement enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery of this Deed by it, the compliance by it with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any declaration of trust, note, bond, mortgage, indenture, security or pledge agreement, voting agreement, stockholders’ agreement or voting trust, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which it is a party or by which it or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to it or any of its properties or assets; and which would, in either case, prevent or impair the ability of such Stockholder to perform its obligations under this Agreement. Each of the Stockholders has not previously entered into any other agreement with respect to the Voting Stock that would violate the provisions of Section 1 of this Agreement.

Section 3

Further Assurances

From time to time, at any party’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to comply with and make effective, in the most expeditious manner practicable, the provisions in Section 1 hereof.

Section 4

Stockholder Capacity

Neither Mr. Wong nor Mr. Cheung makes any agreement or understanding herein in his capacity as a director or officer of the Company. Each of Mr. Wong and Mr. Cheung signs this Deed solely in his capacity as a Person that has Voting Control with respect to all of the shares of Voting Stock listed opposite his name on the signature pages attached hereto and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of the Company.

Section 5

Assignment

This Deed shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void. All covenants and agreements contained in this Deed shall be binding upon and inure to the benefit of the respective successors, heirs and permitted assigns of the parties hereto.

Section 6

Amendments; Waivers

This Deed may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 7

Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, confirmed facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by electronic means at electronic mail number or address or by any courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8

Severability

If any term or provision of this Deed is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Deed shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Deed is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Deed so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the provisions contemplated hereby are fulfilled to the extent possible.

Section 9

Specific Performance

Each Stockholder recognizes and acknowledges that a breach by him or it of any covenants or agreements contained in this Deed will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages. Each Stockholder therefore agrees that in the event of any such breach the other parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such party may be entitled at law or in equity, and without the necessity of the posting of any bond or other security.

Section 10

Governing Law

This Deed shall be governed and construed in accordance with the laws of Hong Kong without giving effect to the principles of conflicts of law thereof.

Section 11

Waiver of Jury Trial

The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Deed and any document executed in connection herewith.

Section 12

Descriptive Headings

The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Deed.

Section 13

Counterparts

This Deed may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Deed has been duly executed and delivered as of the day and year first above written.

TOP GROUP INTERNATIONAL LIMITED

Authorized Representative:	/s/ Wong Wai Kay, Ricky and Cheung Chi Kin, Paul

WONG WAI KAY, RICKY

Handwritten Signature:	/s/ Wong Wai Kay, Ricky

CHEUNG CHI KIN, PAUL

Handwritten Signature:	/s/ Cheung Chi Kin, Paul

ANNEX 1

Name of Stockholder	Number of Shares Held	% of Voting Power
Top Group International Limited	339,814,284	44.22%
Wong Wai Kay, Ricky	7,145,289	0.93%
Cheung Chi Kin, Paul	42,286,159	5.50%